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                                                                       EXHIBIT 5

                               September 20, 2000

Magellan Health Services, Inc.
6950 Columbia Gateway Drive
Columbia, MD  21046

         Re:  Form S-8  Registration Statement

Ladies and Gentlemen:

         I have acted as counsel to Magellan Health Services, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 1,000,000 shares of Company common stock, par value $0.25 per share (the "Shares"), to be offered from time to time pursuant to the Magellan Health Services, Inc. 2000 Employee Stock Purchase Plan (the "Plan").

         As counsel, I have examined and relied upon such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or properly given and to be accurate.

         Based upon the foregoing, I am of the opinion that the Shares, when and to the extent issued and paid for pursuant to the provisions of the Plan, will be validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,

                                 /s/  Mark S. Demilio

                                 Mark S. Demilio
                                 Executive Vice President and General Counsel


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